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                                                                    EXHIBIT 99.4


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE


-------------------------------------------------------
MICHAEL STERNBERG,                                     :
                                                       :
                                    PLAINTIFF,         :  C.A. NO. 17087NC
                                                       :
                              v.                       :
                                                       :
PAUL N. ARNOLD, CHARLES M. EGAN,                       :  CLASS ACTION COMPLAINT
                                                       :
MICHAEL A. DELANEY, JAMES A. URRY,                     :
GREGORY B. MAFFEI, KEITH E. ALESSI,                    :
BRUCE C. BRUCKMANN, CITICORP                           :
VENTURE CAPITAL, LTD.                                  :
AND CORT BUSINESS SERVICES CORPORATION,                :
                                                       :
                                                       :
                                    DEFENDANTS.        :
                                                       :
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                  Plaintiff, by his attorneys, alleges upon personal knowledge as to his own acts and upon information and belief as to all other matters, as follows:
                              NATURE OF THE ACTION

         1. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants, who own the securities of Cort Business Services Corporation ("Cort" or the "Company") and who are similarly situated (the "Class"), for injunctive and other appropriate relief in connection with a proposed transaction whereby a management-led investor group that includes defendant Citicorp Venture Capital Ltd. ("CVC") -- the Company's 44% shareholder -- seeks to buy all of the outstanding publicly-held shares of Cort in a transaction valued at $453 million. Alternatively, in the event that the proposed transaction is implemented, plaintiff seeks to recover damages caused by the breach of fiduciary duties owed by defendants to Cort's public shareholders.

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                                  THE PARTIES

         2. Plaintiff is and, at all relevant times, has been the owner of shares of Cort common stock.

         3. Cort is a corporation organized under the laws of Delaware with his principal executive offices located at 4401 Fair Lakes Ct., Fairfax, Virginia. Cort, through his subsidiaries, is the leading provider of rental furniture, accessories and related services.

         4. Defendant Paul N. Arnold ("Arnold") is Chief Executive Officer and a Director of Cort.

         5. Defendant Charles M. Egan ("Egan") is the Chairman of the Board of Directors of Cort.

         6. Defendant Michael A. Delaney ("Delaney") is a Director of Cort. Delaney is also the Managing Director of defendant CVC.

         7. Defendant James A. Urry ("Urry") is a Director of Cort. Urry is also a Vice President of defendant CVC.

         8. Defendant Bruce C. Bruckmann ("Bruckmann") is a Director of Cort. Bruckmann is also the Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., which is participating in the management-led buyout group. Until 1994, Bruckmann was a Vice President of defendant CVC.

         9. Keith E. Alessi and Gregory B. Maffei are directors of Cort.


         10. CVC, as controlling shareholder, and the Individual Defendants owe fiduciary duties of loyalty and good faith to plaintiff and the other members of the Class.



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                            CLASS ACTION ALLEGATIONS

         11. Plaintiff brings this action on his own behalf and as a class action, on behalf of all stockholders of the Company (except defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants, or to the Company's principal stockholders), who are threatened with injury arising from defendants' actions as is described more fully below.

         12. This action is properly maintainable as a class action.

         13. The Class is so numerous that joinder of all members is impracticable. The Company has approximately 13 million shares of common stock outstanding owned by hundreds of record and beneficial stockholders.

         14. There are questions of law and fact common to the Class including, inter alia, whether:

                  (a) defendants have breached and will continue to breach their fiduciary and other common law duties owed by them to plaintiff and the members of the Class; and

                  (b) plaintiff and the other members of the Class would be irreparably damaged by the wrongs complained of herein.

         15. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class.

         16. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members



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of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

         17. The defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                             SUBSTANTIVE ALLEGATIONS

         18. On March 26, 1999, Cort announced it had entered into a definitive agreement to be acquired by an investor group that included members of Cort management; Bruckmann, Rosser, Sherrill & Co., Inc.; and CVC.

         19. Under the terms of the agreement, the investor group would pay Cort's public shareholders $24.00 in cash and $2.50 in liquidation value of new series of preferred stock for each Cort share. The transaction is valued at approximately $453 million in the aggregate. CVC will retain an ownership interest in Cort and the financing for the proposed transaction would be provided, in part, by CVC.

         20. The proposed transaction was announced on the heels of Cort's reporting record revenue and operating earnings for the fiscal year ended December 31, 1998. Total revenue at the Company grew by 11% over the prior year. As recently as February 18, 1999, Arnold concluded: "We are pleased with our performance as we continue to execute our long term strategies and position the
Company for further growth and operating efficiencies. . . . We are optimistic that we have laid the appropriate foundations for the long term benefit of the Company and his shareholders."



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         21. The investor group now seeks to take advantage of Cort's future growth and capture such value for hiself to the detriment of the Company's public shareholders at a price which is wholly inadequate.

         22. Because of the investor group includes members of management and the participation of the Company's largest shareholder, the investor group was in a position to, and in fact did, dictate the terms of the proposed transaction.

         23. The proposed transaction is grossly unfair, inadequate and provides value to Cort stockholders substantially below the fair or inherent value of the Company. Taking into account Cort's asset value, liquidation value, his expected growth, the strength of his business, revenues, cash flow, and earnings power, the intrinsic value of the equity of Cort is materially greater than the consideration contemplated by the proposed transaction price.

         24. The proposed transaction is wrongful, unfair, and harmful to Cort's public stockholders, and will deny them their right to share proportionately in the true value of Cort's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of the investor group.

         25. As a result of defendants' action, plaintiff and the Class have been and will be damaged by the breaches of fiduciary duty complained of herein because plaintiff and the Class will not receive their fair proportionate share of Cort's assets and businesses.

         26. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will succeed in their plan to exclude plaintiff and the Class from receiving fair value for Cort's valuable assets and businesses, to the irreparable harm of the Class.



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         27. Plaintiff and the Class have no adequate remedy of law.


         WHEREFORE, plaintiff prays for judgment and relief as follows:

                  (a) declaring that this lawsuit is properly maintainable as a class action and certifying plaintiff as a representative of the Class;

                  (b) preliminarily and permanently enjoining defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with or implementing the transaction complained of;

                  (c) in the event the proposed transaction is consummated, rescinding it and setting it aside;

                  (d) awarding rescissory and/or compensatory damages against defendants, jointly and severally, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

                  (e) awarding plaintiff his costs and disbursements, including reasonable allowances for plaintiff's counsel and experts' fees and expenses; and


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                  (f) granting such other and further relief as may be just and proper.

                                                ROSENTHAL, MONHAIT GROSS &
                                                GODDESS, P.A.


                                                By:             /s/
                                                   ----------------------------
                                                Suite 1401, Mellon Bank Center
                                                919 Market Street
                                                P.O. Box 1070
                                                Wilmington, Delaware  19899
                                                (302) 656-4433
                                                Attorneys for Plaintiff
Of Counsel:

ABBEY GARDY & SQUITIERI, LLP
212 East 39th Street
New York, NY  10016
(212) 889-3700




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